SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  ROCK CANYON FUNDS

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

3651 N. 100 E.

Suite 275

Provo, UT 84604

TELEPHONE NUMBER:

(801) 375-2500

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Jonathan Ferrell

Rock Canyon Advisors Group Inc.

3651 N. 100 E.

Suite 275

Provo, UT 84604

CHECK APPROPIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Provo and State of Utah on this ____ day of November, 2002.

ATTEST:	ROCK CANYON FUNDS

/s/Larry D. Cox	/s/Jonathan Ferrell
Larry D. Cox, Secretary	By: Jonathan Ferrell, Trustee

404978.1